Exhibit 23.2

Consent of Independent Accountants

We hereby consent to the use in this Registration Statement on Form S-1 of Sienna Biopharmaceuticals, Inc. of our report dated 19 June 2017 relating to the financial statements of Creabilis Holdings Limited, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Cambridge, UK

17 July 2017